Exhibit 5.1

KPMG LLP Bay Adelaide Centre 333 Bay Street Suite 4600 Toronto ON M5H 2S5	Telephone Fax Internet	(416)777-8500 (416)777-8818 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of IAMGOLD Corporation

We consent to the inclusion in this Amendment No. 1 to the registration statement (No. 333-210437) on Form F-10 of:

•	our Report of Independent Registered Public Accounting Firm dated February 17, 2016 addressed to the shareholders of IAMGOLD Corporation (the “Company”) on the consolidated financial statements of the Company comprising the consolidated balance sheets of the Company as at December 31, 2015 and December 31, 2014, the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information; and

•	our Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting dated February 17, 2016 on the Company’s internal control over financial reporting as of December 31, 2015, each of which is incorporated by reference in this Amendment No. 1 to the registration statement (No. 333-210437) on Form F-10 of the Company dated April 5, 2016.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

April 5, 2016

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG

Network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.